SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549



                               SCHEDULE 13G


                Under the Securities Exchange Act of 1934
                            (Amendment No. 4)*


                      NATIONAL VISION ASSOCIATES, LTD.
  ---------------------------------------------------------------------
                             (Name of Issuer)


                   COMMON STOCK $0.01 PAR VALUE PER SHARE
  ---------------------------------------------------------------------
                      (Title of Class of Securities)


                                 638459107
                           -------------------
                              (CUSIP Number)

----------------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
CUSIP No. 638459107
---------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Edward G. Weiner   S.S.N.:  ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     N/A

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     1,748,500

6.   SHARED VOTING POWER

     NA

7.   SOLE DISPOSITIVE POWER

     1,748,500

8.   SHARED DISPOSITIVE POWER

     NA

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,748,500

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

     N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.44%

12.  TYPE OF REPORTING PERSON*

     IN
___________________________

                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                          SCHEDULE 13-G
     Information Statement Pursuant to Rules 13d-1 and 13d-2
                        (Amendment No. 4)


Item 1 (a)     NAME OF ISSUER:
               National Vision Associates, Ltd. ("NVA")

Item 1 (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               296 Grayson Highway
               Lawrenceville, Georgia  30245

Item 2 (a)     NAME OF PERSON FILING:
               Edward G. Weiner

Item 2 (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               500 S.E. Mizner Boulevard, Unit 808, Boca Raton, Florida  33432

Item 2 (c)     CITIZENSHIP:
               United States of America

Item 2 (d)     TITLE OF CLASS OF SECURITIES:
               Common Stock $0.01 Par Value Per Share

Item 2 (e)     CUSIP NUMBER:
               638459107

Item 3         STATEMENTS FILED PURSUANT TO RULES 13d-1(b) OR
               13d-2(b):
               Not Applicable

Item 4

     (a)  The Reporting Person beneficially owns 1,748,500 shares.

     (b) The Reporting Person beneficially owns shares which represents 8.44% of NVA Common Stock.

     (c)  Number of shares as to which such Reporting person has:

          (i)       1,748,500 shares subject to the Reporting
                    Person's sole power to vote;

          (ii) No shares subject to shared power to vote or to direct a vote;

          (iii) 1,748,500 shares subject to the Reporting Person's sole dispositive power; and

          (iv) No shares subject to shared power to dispose or to direct the disposition.

Item 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
              Not Applicable

Item 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
              ANOTHER PERSON:
              Not Applicable

Item 7        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
              WHICH ACQUIRES THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
              Not Applicable

Item 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
              GROUP:
              Not Applicable

Item 9        NOTICE OF DISSOLUTION OF GROUP:
              Not Applicable

Item 10      CERTIFICATION:
             Not Applicable

                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                   /s/ Edward G. Weiner
                                   Edward G. Weiner

Dated:  February 13, 1998